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                                                                   EXHIBIT 10(x)


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT, is made and entered into this 21st day of March, 1996, by and between K N Energy, Inc., a Kansas corporation (the "Company") and Murray R. Smith ("Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company wishes to employ Executive and Executive wishes to take advantage of the business opportunities offered by the Company; and

         WHEREAS, the Company wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to serve in the employ of the Company for said period.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:



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         Section 1.  Employment.  The Company agrees to employ Executive, and
Executive agrees to be employed by the Company, for the period stated in
Section 3 herein and upon the other terms and conditions herein provided.

         Section 2. Position and Duties. During the period of Executive's employment hereunder and except for temporary illness and vacation periods in accordance with the Company's policies for executive employees as modified by this Agreement, Executive shall devote all of the Executive's business time, attention, skill, and efforts to the faithful performance of Executive's duties hereunder. Executive shall be an executive officer of K N Energy Services, Inc., a wholly owned subsidiary of the Company, and shall use his best efforts to perform such duties as are necessary to carry out Executive's responsibilities as Senior Vice President - Communications and Marketing for K N Energy Services, Inc., a wholly owned subsidiary of the Company, including such duties as may be assigned to Executive from time to time by the President and Chief Operating Officer of K N Energy, Services, Inc. Executive shall have responsibility, and commensurate authority for development of communications tools, strategies and services and marketing of products and services in various business segments of the Company including retail consumer and total energy management. Executive shall also have such communications, marketing and other responsibilities as requested by the President and Chief Operating Officer of K N Energy Services, Inc.





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         Section 3.  Term of Employment.  The period of Executive's employment under this Agreement shall commence as of April 1, 1996. It shall continue, subject to the other provisions of this Agreement, until April 1, 1998.

         Section 4. Base Salary. For all services rendered by Executive in any capacity during Executive's employment under this Agreement, including, without limitation, services as an executive, officer, director, or member of any committee of the Company or of any subsidiary, affiliate or division thereof, the Company shall pay Executive a base salary at the annual rate of not less than $160,000. Such base salary shall be payable in accordance with the customary executive payroll practices of the Company, but in no event less frequently than monthly; provided, however, that Executive shall not be entitled to any salary while receiving payments under any written policy with respect to disability which may be adopted by the Company and then in effect. Executive's base salary shall be reviewed on November 1, 1996, and thereafter at the same time and in the same manner as other officers of the Company and may be increased from time to time if the Company determines that an increase is appropriate in its sole discretion.

         Section 5. Benefits. Executive shall receive such sick leave, disability pay, retirement benefits, savings plans, 401(k) plans, health insurance and other benefits in addition to salary and bonuses as are provided to, and on the same basis, as the other executive management employees of the Company.





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         Section 6.  Vacation.  Executive shall receive four weeks of paid vacation per year.

         Section 7. Reimbursement of Expenses. The Company shall pay or reimburse Executive for all reasonable, ordinary and necessary travel and other expenses incurred by Executive in the performance of Executive's obligations under this Agreement, in accordance with the Company's travel and expense reimbursement policies for executive management employees.

         Section 8. Relocation Costs. Executive shall receive the Company's standard relocation allowance in an amount equal to 20% of Executive's Base Salary, pursuant to the Company's Relocation Policy. In addition, Executive shall receive a housing allowance and other relocation benefits in accordance with the Company's relocation policies for executive management employees, specifically including all costs associated with the move of the Executive's personal and household belongings, temporary housing allowance for a period not to exceed three months, all title, legal, appraisal, survey and related costs relating to the sale at Executive's current residence and purchase of a new residence, reimbursement of the cost of Executive and his spouse making not more than two house hunting trips and the cost of transportation and lodging for the Executive and his family members during the actual time of the move. Each of the foregoing amounts, including the relocation allowance, will be "grossed up" assuming a combined state and federal tax rate of 35%. To the extent





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Executive is unable to sell his existing residence in Alpharetta, Georgia prior to April 1, 1996, the Company shall purchase or cause to be purchased, for cash such residence at the higher of (i) Executive's cost of such residence or (ii) the average of two appraisals of such residence. The purchase will be closed, and the purchase price paid to Executive in immediately available funds, on a date to be agreed to between the parties not later than May 31, 1996.
Following completion of Executive's move, Executive will not be required to relocate without Executive's consent.

         Section 9. Incentive Bonus. On an annual basis, the Compensation Committee of the Board of Directors of the Company shall review Executive's performance, the results of the Company for the prior year and such other factors as are deemed to be appropriate from time to time and determine what incentive bonus, if any, is appropriate to be paid to Executive. Such incentive bonus shall be awarded in accordance with the terms of the Company's Executive Incentive Plan and shall be based on the Level III Benefits with a midpoint base salary comparison of $200,000, all subject to approval of the Compensation Committee of the Board of Directors. During the first year of this Agreement, Executive shall be paid at the maximum rate allowable under Level III of the Executive Incentive Plan and such payment shall not be pro-rated for service in 1996. The Executive Incentive Plan Level III Benefits provisions shall not be modified as they apply to Executive in any manner materially detrimental to Executive except for modifications that apply similarly to all executives of the Company who participate in the Company's Executive Incentive Plan based on Level III Benefits.





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         Section 10. Restricted Stock.  On April 1, 1996 Executive shall be issued 3,000 shares of Restricted Stock, subject to performance-based criteria set forth in a restricted stock agreement to be agreed to by Executive and the Company. Vesting will accrue at the rate of 1,000 shares on April 1, 1996 and 1,000 shares each April 1 thereafter for the next two years. Any dividends upon restricted stock which has not vested shall be held by the Company until the stock vests. Withholding taxes on compensation earned through the vesting of the 3,000 shares shall be paid by the Company and held as a receivable payable to Executive, on a full recourse basis. The taxes will be invoiced to Executive when the shares are distributed.

         Section 11. Stock Options. On April 1, 1996 the Company shall grant to Executive 10,000 Incentive Stock Options pursuant to the Company's Long Term Incentive Compensation Plan. Vesting will accrue at the rate of 2,000 shares on April 1, 1996 and 2,000 shares each April 1 thereafter for the next four years. Any of such options that are not qualified Incentive Stock Options for federal income tax purposes will be covered by a separate option agreement.
The option price shall be the fair market value of the stock on the date such options are granted.

         Section 12. Signing Bonus. The Company shall award to Executive a signing bonus of $27,000 payable on April 1, 1996.





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         Section 13. Severance Agreement.  Executive shall execute a Key
Employee Severance Agreement similar to such agreements signed by other executive management employees of the Company, provided, however, that if the failure of the Company to renew this Agreement pursuant to Section 14(b) occurs as a result of a change in control of the Company, as that term is defined in the Company's Articles of Incorporation, such failure shall be deemed a termination for purposes of the Key Employee Severance Plan.





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         Section 14. Termination.

                     (a) For cause. The Company may at any time, in its sole discretion, terminate the employment of Executive hereunder, for cause, by written notice to Executive. For purposes hereof, "cause" shall mean (i) a material breach of this Agreement by Executive which causes material harm to the Company (ii) gross negligence or willful misconduct by Executive in the performance of his duties under this Agreement which causes material harm to the Company (iii) conviction of a felony; or (iv) conviction of a misdemeanor involving moral turpitude.

                     (b) Mutual. Either party may terminate this Agreement effective at the end of the initial two-year term by written notice to the other delivered on or before the date two weeks prior to the end of such initial term.

                     (c) Obligations following termination for cause. In the event of termination of Executive's employment by the Company pursuant to paragraph 14(a) neither party shall have any further obligations to the other under this Agreement except the Company's obligations under paragraph 14(e), obligations that accrued prior to the date of termination and Executive's obligations under Section 15 hereof.

                     (d) Obligations following non-renewal. Upon a termination of Executive's employment by the Company at the end of the initial term, the Company shall have no further obligations to Executive, except as set forth in Section 14(e) hereof. In the event Executive materially





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breaches any of his obligations under Section 15 hereof the Company shall be entitled to discontinue such benefits.

                     (e) Insurance and Stock. Upon any termination of Executive's employment hereunder, the Company shall (i) permit Executive to continue insurance benefits at Executive's expense in accordance with the terms of the Company's benefit plans and insurance policies, and applicable law; (ii) deliver to Executive certificates representing shares of the Company's stock to which Executive's rights under any restricted stock plan or agreement vested prior to the date of termination, and (iii) allow Executive to exercise, in accordance with the terms of applicable stock option plans and agreements, any stock options which vested prior to the date of termination.

         Section 15. Non-Competition Covenant. Executive shall not, during the term of Executive's employment by the Company and for the one-year period immediately following termination of Executive's employment by the Company pursuant to paragraphs 14(a) or by either party pursuant to paragraph 14(b),
(a) act as an officer, director, employee, partner, or agent of, or invest in or lend money to, or own, directly or indirectly, any interest in, or participate in the control of, any corporation, partnership, joint venture or other business organization which is engaged in the provision of any product or services which may be offered or sold by the Company from time to time in the future prior to the end of Executive's employment; (b) solicit from any employee or consultant of the Company, or supply to any person, information pertaining to any customer or customer prospect of the





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Company or; (c) interfere with the contractual relationship between the Company and any customer of the Company. For purposes of this Agreement, "Customer" shall refer, in addition to those persons to which services are sold by the Company, to those persons with which the Company has established strategic marketing, services or other alliances.

         Notwithstanding anything to the contrary in clause (a) of the first sentence of this Section 15, Executive shall be permitted, at any time after any termination of Executive's employment with the Company:

         (i) to invest in and own not more than 1% of the outstanding stock of any publicly traded corporation;

         (ii) to have any of the relationships described in clause (a) with any business organization engaged primarily in the telecommunications business;

         (iii) to have any of the relationships described in clause (a) with any business that is not primarily a utility that is pursuing a strategy to integrate services; and

         (iv) to have any of the relationships described in clause (a) with any business organization that is not marketing to consumers in the same geographic areas where the Company offers and sells products and services to consumers as of the effective date of termination of Executive's employment under this Agreement.

         Executive (i) recognizes the significance of the provisions of this
Section 15 and that they are required for the protection of legitimate business interests of the Company; (ii) that the Company





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would not, in the absence of such provisions, employ Executive or entrust to
Executive the significant management responsibilities and customer development and customer satisfaction responsibilities for major customers of the Company which will be entrusted to Executive; (iii) there will be no practical way to separate the portions of the Company's information which is confidential information (as hereinafter defined) created by the Company's investment and that information which is discernible from other sources; (iv) acknowledges that the provisions of this Section 15 are reasonable in terms or duration, geography, and types and limits of activities; and (v) acknowledges that the Company will be making major investments based to a considerable degree upon Executive's advice in reliance upon Executive's covenant not to compete contained in this Section 15. If the covenant not to compete in this Section 15 is found by any court to be overly-broad in extent, as to the time period or as to the geographic area designated, the parties agree that it shall nevertheless be effective, but it shall be deemed to be amended to the extent determined by such court to be reasonable and enforceable to the greatest possible extent, and as so amended, shall be fully enforced.

         Section 16. Confidential Information. Executive shall not, except in the performance of Executive's duties hereunder and for the benefit of the Company, disclose or reveal to any unauthorized person any confidential information of the Company relating to the Company, to its subsidiaries or affiliates, or to any of the businesses operated by them, and Executive confirms that such information constitutes the exclusive property of the Company.





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         Section 17. Company's Remedies Upon Breach.  Executive acknowledges that the Company's remedy at law for a breach by Executive of the provisions of Sections 15 and 16 hereof will be inadequate. Accordingly, in the event of the breach or threatened breach by Executive of any of Sections 15 and 16 hereof, the Company shall be entitled to injunctive relief in addition to any other remedy to which it may be entitled.

         Section 18. Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         Section 19. Nonassignability. This Agreement shall inure to the benefit of, and be binding upon, Executive and Executive's personal or legal representatives, executives, administrators, successors, heirs, distributees, devisees and legatees, and the Company, and its successors and assignees, provided, however, that neither Company nor Executive may assign any of Executive's or its rights or benefits hereunder without the prior written consent of the other.

         Section 20. No Attachment. Except as required by law, the right to receive payments under this Agreement shall not be subject to anticipation, commutation, alienation, sale, assignment,





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encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void ab initio and of no effect.

         Section 21. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         Section 22. No Implied Waiver. No forbearance from enforcing any right hereunder shall be deemed to be a waiver of such right. No provision of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or conditions waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         Section 23. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when received in fact.





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         Section 24. Severability; Enforceability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provision of this Agreement, shall to the full extent consistent with law continue in full force and effect.

         Section 25. Headings. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         Section 26. Governing Law This Agreement has been executed and delivered in the State of Colorado, is intended to be performed primarily within such State, and its validity, interpretation, performance, and enforcement shall be governed by the laws of such State.

         Section 27. Entire Agreement. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and shall supersede all other prior written or oral





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representations and agreements, if any, between the parties with respect thereto; and neither party is relying upon such prior representations or agreements in entering into this Agreement.

         Section 28. Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties on separate counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed as of the day and year first above written.

                                        K N ENERGY, INC.

                                           By
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                                             Morton C. Aaronson
                                             Vice President

                                        EXECUTIVE


                                           ------------------------------------
                                           Murray R. Smith





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